EXHIBIT 4.12

                AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT

            AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT, dated as of June 16, 1997 among CASTLE DENTAL CENTERS, INC. a Delaware corporation (the "Company"), Jack H. Castle, D.D.S., P.C, a Texas professional corporation ("New PC"), the investors listed on Exhibit I.A hereto (the "Investors"), the shareholders of the Company listed on Exhibit I.B hereto (the "Shareholders") and the shareholders of New PC listed on Exhibit I.C hereto (the "PC Holders").

                                   RECITALS

            WHEREAS, the Company, New PC and JHCDDS, Inc., a Texas professional corporation ("Old PC") are parties to a Securities Purchase Agreement with the Investors, dated as of December 18, 1995, as amended by Amendment No. 1 thereto, dated as of the date hereof (as amended, the "Securities Purchase Agreement"), authorizing the issuance and delivery of (i) $7,500,000 of 12% Senior Subordinated Notes (the "Original Notes"), (ii) 1,244,737 shares of the Company's Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Convertible Preferred Stock"), (iii) $2,000,000 of 12% New Senior Subordinated Notes (the "New Notes" and, collectively with the Original Notes, the "Notes") and (iv) 485,382 shares of Series C Convertible Preferred Stock, par value $.001 per share (the "Series C Convertible Preferred Stock" and, collectively with the Series A Convertible Preferred Stock, the "Convertible Preferred Stock").

            WHEREAS, the parties hereto are parties to Securityholders Agreement, dated as of December 18, 1995 (the "Original Agreement").

            WHEREAS, it is a condition to the execution of Amendment No. 1 to the Securities Purchase Agreement that the parties hereto enter into this Agreement for the purpose of amending and restating the original Agreement in its entirety.

            NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements contained herein, the parties hereto agree to amend and restate the Original Agreement in its entirety as follows:

                                  ARTICLE I
                                 DEFINITIONS

            Section 1.1 DEFINITIONS. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Securities Purchase Agreement. As used herein, the following terms shall have the following meanings:

            "AFFILIATE" shall mean, with respect to any person or entity, (i) any other person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person or entity, and (ii) in the case of any individual, the spouse, lineal descendants or ancestors of such individual, any trust for the benefit of such individual or over which such individual may exercise a power of appointment and any trust entirely for the benefit of such spouse and/or lineal descendants and/or such individual. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether by virtue of the ownership of voting stock, by contract or otherwise.

            "COMPANY" shall have the meaning set forth in the preamble.

            "CONVERTIBLE PREFERRED STOCK" shall have the meaning set forth in the first recital.

            "INITIATING SHAREHOLDER" shall have the meaning specified in Section 2.4(a).

            "INVESTORS" shall have the meaning set forth in the preamble.

            "NOTES" shall have the meaning set forth in the first recital.

            "OWNED" as to any Shares or PC Shares, as applicable, shall mean all Shares as to which any Person would be deemed to be a beneficial owner or PC Shares, as applicable, within the meaning of Rule 13d-3 of the Exchange Act.

            "PC SHARES" shall mean any shares of Capital Stock of New PC.

            "PARTICIPATING OFFEREE" shall have the meaning specified in Section 2.4(a).

            "PARTICIPATION NOTICE" shall have the meaning specified in Section 2.4(a).

            "PARTICIPATION SECURITIES" shall have the meaning specified in
Section 2.4(a).

            "PARTICIPATION TRANSFER" shall have the meaning specified in Section 2.4(a).

            "SECURITIES" shall mean the Bridge Notes, Notes and the Convertible Preferred Stock.

            "SECURITIES PURCHASE AGREEMENT" shall have the meaning set forth in the first recital.

            "SERIES A CONVERTIBLE PREFERRED STOCK" shall have the meaning set forth in the first recital.

            "SERIES C CONVERTIBLE PREFERRED STOCK" shall have the meaning set forth in the first recital.

            "SHAREHOLDERS" shall have the meaning set forth in the preamble.

            "SHARES" shall mean the shares of Common Stock and any other shares of capital stock of the Company.

            "THIRD PARTY" or "THIRD PARTIES" shall mean any person, firm, corporation or other entity, but, as to any Shareholder, shall not include the estate of such Shareholder.

            "TRANSFER" shall have the meaning set forth in Section 2.1 hereof.

            "TRANSFEREE" shall mean any Person acquiring Shares from a Shareholder and any subsequent transferee of any such Person herein referred to as a "Transferee" of such Person.

                                  ARTICLE II
                           RESTRICTIONS ON TRANSFER

            Section 2.1 TRANSFER OF SHARES AND PC SHARES. During the term of this Agreement, no Shareholder or PC Holder shall, directly or indirectly, offer, sell, assign, transfer, grant a participation interest in, pledge, encumber or otherwise dispose of, or place in trust (voting or otherwise) (each such transaction being herein called a "Transfer") to any Third Party any Shares or PC Shares, as applicable, Owned by such Shareholder or PC Holder unless such transfer is in accordance with the provisions of this Agreement.

            Section 2.2 AGREEMENT TO BE BOUND. No Transfer of Shares or PC Shares, as applicable, by a Shareholder or PC Holder shall be effective unless
(i) the certificates representing such Shares or PC Shares, as applicable, issued to the Transferee shall bear the legend provided in Section 2.3 and (ii) the Transferee (if not already a party hereto) shall have executed and delivered to each Investor and Shareholder (or PC Holder, as applicable), as a condition precedent to such Transfer, an instrument or instruments reasonably satisfactory to such parties confirming that the Transferee agrees to be bound by the terms of this Agreement in the same manner as such Transferee's transferor, except as otherwise provided in this Agreement.

            Section 2.3 RESTRICTIVE LEGEND. Each certificate evidencing Shares Owned by each Shareholder or PC Shares Owned by each PC Holder shall be conspicuously stamped or otherwise imprinted with a legend in substantially the following form:

                        THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT
            TO RESTRICTIONS ON TRANSFER AND CAN BE TRANSFERRED ONLY PURSUANT TO THE TERMS OF AN AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT DATED AS OF JUNE 16, 1997 AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS SECURITIES. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

            Section 2.4 PARTICIPATION RIGHTS. Except as set forth in Section 2.5, no Shareholder may Transfer any Shares Owned by such Shareholder as long as any Notes remain outstanding. Thereafter, any Shareholder hereto may Transfer any shares of Common Stock Owned by such Shareholder if the following terms and conditions have been satisfied:

            (a) Any Shareholder hereto (the "Initiating Shareholder") shall give notice of any intended Transfer (each, a "Participation Transfer") to each Investor (each, a "Participating Offeree"). Such notice (the "Participation Notice") shall set forth the terms and conditions of such proposed Participation Transfer, including the name of the prospective transferee, the number of Shares proposed to be Transferred (the "Participation Securities"), the purchase price per share proposed to be paid therefor, the payment terms and type of Participation Transfer to be effectuated, and any other material terms and conditions of such proposed Participation Transfer. Within 20 days following the delivery of the Participation Notice by the Initiating Shareholder, each Participating Offeree shall have the right, but not the obligation, to participate in such Participation Transfer by Transferring (up to the number of shares of Common Stock Owned by such Participating Offeree), that number of shares equal to the product obtained by multiplying (i) the total number of shares of Common Stock proposed to be Transferred in the Participation Transfer times (ii) a fraction, the numerator of which shall be equal to the aggregate number of shares of Common Stock Owned by such Participating Offeree (or issuable upon conversion in full of any Convertible Preferred Stock held thereby) immediately prior to the Participation Transfer and the denominator of which is equal to the sum of (x) the aggregate number of shares of Common Stock Owned by the Initiating Shareholder immediately prior to the Participation Transfer plus (y) the aggregate number of shares of Common Stock Owned by all other Participating Offerees (or issuable upon conversion in full of any Convertible Preferred Stock held thereby) immediately prior to the Participation Transfer and (z) the aggregate number of shares of Common Stock comprising the numerator. In the event that a Participating Offeree elects not to participate in the Participation Transfer, then the other Participating Offerees may sell additional shares PRO RATA to the extent of such Participating Offeree's non-participation. Any such Participation Transfers shall be on the same terms and conditions as the proposed Participation Transfer by the Initiating Shareholder.

            (b) The closing of any proposed Participating Transfer in respect of which a Participation Notice has been delivered shall occur not earlier than 30 days nor more than 90 days after the date the last Participation Notice has been given. The closing shall be held at 10:00 a.m., local time, on the date of closing at the principal office of the Company, or at such other time or place as the parties to such transaction mutually agree. At the closing, the Initiating Shareholder, together with all Participating Offerees electing to transfer shares of Common Stock, shall deliver to the proposed Transferee (i) certificates evidencing the shares of Common Stock to be transferred pursuant thereto, free and clear of any lien, claim or encumbrance and (ii) such other documents, including, without limitation, executed stock powers and evidence of ownership and authority, as the Transferees shall reasonably request, and shall receive in exchange therefor the consideration to be paid or delivered by the proposed Transferee in respect of such shares as described in the Participation Notice.

            (c) Notwithstanding anything contained in this Section 2.4, the Transfers permitted by this Section 2.4 shall not include pledges or encumbrances of Shares.

            Section 2.5 PERMITTED TRANSFERS. Notwithstanding any provision in this Article II to the contrary, any individual Shareholder or PC Holder may Transfer, without compliance with the requirements of Section 2.4, Shares or PC Shares to (a) the PC Stock Option Agreement or any successor agreement and (b)to the immediate family members (including grandchildren) or the estate of any such Shareholder or PC Holder (including, without limitation, any Transfer by such Shareholder or PC Holder to or among any trust, custodial or other similar accounts or funds in which such Shareholder or PC Holder or other member of his immediate family serves as trustee, custodian or a similar fiduciary capacity) pursuant to a bona fide gift, in each instance, subject always to the terms and provisions of this Agreement. Any such Transferee shall receive and hold the Shares so transferred subject to the terms and provisions of this Agreement (including the restrictions on Transfer in this Article II) and shall be deemed a Shareholder or PC Holder, as applicable, for purposes hereof.

            Section 2.6 IMPROPER TRANSFER. Any attempt to Transfer any Shares or PC Shares not in compliance with this Agreement shall be null and void and neither the Company nor New PC, as the case may be, nor any transfer agent shall give any effect in the Company's or New PC's stock records to such attempted Transfer.

            Section 2.7 ADJUSTMENT OF TIME PERIODS. The closings referred to in Sections 2.4(b) shall be extended for such amount of time as is necessary for expiration of all regulatory holding periods and to obtain any governmental and regulatory consents and approvals necessary in respect of the purchase or sale of Shares to take place at such closing.

                                 ARTICLE III
                                MISCELLANEOUS

            Section 3.1 BOARD OF DIRECTORS, POLICY BOARD. (a) Subject to the rights of the holders of the Series C Convertible Preferred Stock to elect a majority of the Board of Directors of the Company under the circumstances set forth in the Certificate of Designation, as long as (i) any of the Notes are outstanding or (ii) the Investors beneficially own at least 4.4 percent of the Fully Diluted Outstanding Shares, (x) the Company and the Shareholders shall take all action within their respective power, including, but not limited to, the voting of capital stock of the Company, required to cause the Board of Directors of the Company to at all times consist of at least 4 and no more than 7 members, one of whom shall be designated by the Investors (the "Designee") and
(y) New PC and the PC Holders shall take all action within their respective power, including, but not limited to, the voting of capital stock of New PC, required to cause the Policy Board (as defined in the Management Agreement) of New PC to at all times consist of at least 4 and no more than 7 members, one of whom shall be designated by the Investors (the "PC Designee"). Each of the Shareholders and the Company agree to vote any of their Shares which are outstanding at all meetings of stockholders of the Company (or any written consents in lieu thereof) in which directors are elected in favor of the Designee. Each of the PC Holders and New PC agree to vote any of their PC Shares which are outstanding at all meetings of stockholders of New PC (or any written consents in lieu thereof) in which members of the Policy Board are elected in favor of the PC Designee.

            (b) In the event that the Designee or PC Designee, as applicable, (the "Withdrawing Member"), designated in the manner set forth in Section 3.1(a) above is unable to serve, or once having commenced to serve, is removed or withdraws from the Board of Directors of the Company or the Policy Board of New PC, as applicable, such Withdrawing Member's replacement (the "Substitute Member") on the Board of Directors of the Company or the Policy Board of New PC, as applicable, will be designated by the Investors. The Company and the Shareholders agree to take all action within their respective power, including, but not limited to, the voting of outstanding capital stock of the Company or New PC, as applicable, to cause the election of such Substitute Member as soon as practicable following his designation.

            (c) In the event the Investors entitled to designate a Director or member of the Policy Board pursuant to this Agreement cease to be so entitled, the vacancy resulting therefrom shall be filled by the remaining directors or members of the Policy Board or by the stockholders in the manner provided by applicable law or the number of directors constituting the Board or members of the Policy Board shall be reduced. In the event the Investors entitled to designate a Director or member of the Policy Board pursuant to this Agreement choose not to designate a Director or member of the Policy Board, such directorship or membership shall remain vacant.

            Section 3.2 TERMINATION OF AGREEMENT. This Agreement shall terminate as follows:

                  (i) upon the agreement of the Company, New PC, the
            Shareholders, the PC Holders and the Investors; or

                  (ii) on such date as there are no longer any Notes or
            Convertible Preferred Stock (or any securities issued upon conversion of the Convertible Preferred Stock) outstanding and all shares of Common Stock which may be issued upon conversion of the Convertible Preferred Stock shall be free of any restrictions on transfer, including, but not limited to, any restrictions pursuant to Rule 144 of the Securities Act, as such rule may be amended from time to time.

            Section 3.3 REPRESENTATIONS. Each party hereto represents that (i) the execution and delivery of this Agreement and the performance of such party's obligations hereunder will not violate or conflict with any material agreement to which such party is a party or any law, rule, license, regulation, judgment, order, ruling or decree governing or affecting such party; (ii) no consents or filings with any governmental authority or any other person are required to be obtained or made in connection with such party's execution, delivery and performance of this Agreement; and (iii) this Agreement constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms.

            Section 3.4 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS AND PC HOLDERS. Each Shareholder and PC Holder represents and warrants to the Investors that all the shareholders of the Company and/or New PC, as the case may be, who are Affiliates of such Shareholder or PC Holder, as the case may be, are parties to this Agreement. Each Shareholder and PC Holder represents and warrants that this Agreement does not violate any material agreement, instrument, order, writ, judgment or decree to which it is a party, or by which any of its properties or assets are bound. Each Shareholder and PC Holder covenants that if after the date hereof any person or entity who is or becomes a shareholder of the Company or New PC is or becomes an Affiliate of any Shareholder or PC Holder, then such Shareholder or PC Holder shall cause such person or entity to become a party to this Agreement.

            Section 3.5 SUCCESSORS AND ASSIGNS. All agreements contained herein by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, including, without limitation, any Person who acquires any Securities (or any securities issued in exchange for any of the Notes or upon conversion of any Convertible Preferred Stock) from any party.

            Section 3.6 NOTICES. All communications provided for hereunder shall be sent by first class mail or overnight courier and, if to any Investor, addressed to the Investor in the manner in which its address appears on Exhibit I.A hereto, with a copy to William J. Grant, Jr., Esq., at Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York 10022; if to any Shareholder, addressed to the Shareholder at the address set forth below such Shareholder's name on Exhibit I.B hereto; if to any PC Holder, addressed to the PC Holder at the address set forth below such PC Holder's name on Exhibit I.C hereto; and if to the Company, addressed to it at 1360 Post Oak Blvd., Suite 1300, Houston, Texas 77056, Attention: Office of the President, or to such other address with respect to any party as such party shall notify the other in writing.

            Section 3.7 DESCRIPTIVE HEADINGS. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

            Section 3.8 GOVERNING LAW. The corporate law of the State of Delaware will govern all issues concerning the relative rights of the Company, on the one hand, and the Shareholders and the Investors, on the other hand. The corporate law of the State of Texas will govern all issues concerning the relative rights of New PC, on the one hand, and the PC Holders and Investors, on the other hand. All other questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed and enforced in accordance with, the law of the State of New York without regard to the conflicts of laws principles thereof.

            Section 3.9 REMEDIES. In case any one or more of the provisions set forth in this Agreement shall have been breached by the Company or any Shareholder or Investor, the Company or the Shareholders or Investors (or any of them), as applicable, may proceed to protect and enforce its or their rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such provision contained in this Agreement. The Company, or any Investor acting pursuant to this Section 3.9 shall be indemnified against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with paragraph 12B of the Securities Purchase Agreement.

            Section 3.10 ENTIRE AGREEMENT. This Agreement, the Securities Purchase Agreement and the Registration Rights Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

            Section 3.11 SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            Section 3.12 AMENDMENTS. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

            Section 3.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                              CASTLE DENTAL CENTERS, INC.

                              By:____________________________
                                       Name:
                                       Title:

                                    SHAREHOLDERS:

                                    ---------------------------------
                                    JACK H. CASTLE, JR., AS TRUSTEE
                                    OF THE CASTLE 1995 GIFT TRUST
                                    f/b/o JACK H. CASTLE, JR.

                                    CASTLE INTERESTS, LTD.

                                    By:
                                                Jack H. Castle, Jr.
                                                General Partner

                                    By:
                                                Jack H. Castle, D.D.S.
                                                General Partner

                                    By:
                                                Loretta M. Castle
                                                General Partner

                                    -----------------------------------
                                    LISA G. CASTLE DONNELL, AS TRUSTEE
                                    OF THE CASTLE 1995 GIFT TRUST
                                    f/b/o LISA G. CASTLE DONNELL

                                    -----------------------------------
                                    JACK H. CASTLE, D.D.S.

                                    -----------------------------------
                                    LORETTA M. CASTLE

                                    GULFSTAR INVESTMENTS, LTD.

                                    By:
                                          Name:
                                          Title:

                                    INVESTORS:

                                    DELAWARE STATE EMPLOYEES'
                                    RETIREMENT FUND

                                    By:   Pecks Management Partners Ltd.
                                            Its Investment Advisor

                                    By:
                                                Robert J. Cresci
                                                Managing Director

                                    DECLARATION OF TRUST FOR DEFINED BENEFIT
                                    PLAN OF ICI AMERICAN HOLDING INC.

                                    By:   Pecks Management Partners Ltd.
                                            Its Investment Advisor

                                    By:
                                                Robert J. Cresci
                                                Managing Director

                                    DECLARATION OF TRUST FOR DEFINED BENEFIT
                                    PLAN OF ZENECA HOLDING INC.

                                    By:   Pecks Management Partners Ltd.
                                            Its Investment Advisor

                                    By:
                                                Robert J. Cresci
                                                Managing Director

                           EXHIBIT I.A (INVESTORS)

DELAWARE STATE EMPLOYEES'
  RETIREMENT FUND
c/o Pecks Management Partners Ltd.
One Rockefeller Plaza
New York, NY  10020

DECLARATION OF TRUST FOR
DEFINED BENEFIT PLAN OF ICI
AMERICAN HOLDINGS INC.
c/o Pecks Management Partners Ltd.
One Rockefeller Plaza
New York, NY  10020

DECLARATION OF TRUST FOR
DEFINED BENEFIT PLAN OF
ZENECA HOLDINGS INC.
c/o Pecks Management Partners Ltd.
One Rockefeller Plaza
New York, NY  10020

                          EXHIBIT I.B (SHAREHOLDERS)

NAME AND ADDRESSES                              SHARES OWNED OF RECORD

Jack H. Castle, Jr., Trustee                             1,428,000

Castle Interests, Ltd.                                   1,028,000

Lisa G. Castle Donnell, Trustee                            116,000

Jack H. Castle                                             714,000

Loretta Castle                                             714,000

                           EXHIBIT I.C (PC HOLDERS)

NAME AND ADDRESSES                              SHARES OWNED OF RECORD

Jack H. Castle, D.D.S.                                1,000 shares